EXHIBIT 10.13

                                    AGREEMENT

        This Agreement entered into by and between Can-Cal Resources, Ltd. ("Can-Cal"), Cameron G. Miller ("Miller"), and James R. Ardoin ("Ardoin").

        WHEREAS Miller and Ardoin have developed a proprietary smelting process and a proprietary solvent extraction process for extracting precious metals, and

        Whereas Miller and Ardoin have located and claimed the Wikieup ore material from which they have extracted precious metals using their proprietary process, and

        Whereas Can-Cal owns a volcanic cinders deposit which the parties believe may be amenable to Miller and Ardoin's process, and

        Whereas Can-Cal desires to test and obtain those proprietary processes and claims covering the Wikieup ore material and obtain claims to the Wikieup ore materials, and

        Whereas the parties desire to enter into a business arrangement with an option to continue that arrangement.

        NOW THEREFORE it is agreed as follows:

        1.     Proposed Facilities Rated by Capacity to Recover Precious Metals
               ----------------------------------------------------------------

               a) 10 ounce per day -- Existing facility being used to test and develop the processes.

               b) 100 ounce per day -- Proposed facility that will be built if Can-Cal exercises its option in this Agreement.

               c) 1,000 ounce per day -- Minimum capacity of the next facility that Can-Cal agrees to build if the 100-ounce per day facility is successful, in the sole judgment of Can-Cal.

        2.     Representations and Warranties of Miller and Ardoin.
               --------------------------------- -----------------

               a) That they have developed and own a proprietary process for smelting materials prospective for precious metals and no other person has any claim or right to this process.

               b) That they have developed and own a proprietary solvent extraction process, which isolates and precipitates individual precious metals contained in ore materials and no other person has any claim or right to this process.

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               c)     That initial  testing of the ore  material  taken from the
                      Wikieup claims utilizing their proprietary process has resulted in the precipitation of sponge gold and combined platinum/palladium in a powdered form as well as possible recoveries of other precious metals.

               d) That they have the use of the laboratory facilities in a building on private property in Pahrump, Nevada which is rented by Volcana Technology Co. and contains equipment capable of smelting and processing ore materials and extracting precious metals contained therein utilizing their proprietary smelting and solvent extraction processes. They have available to them and/or employ personnel, including Daryl Freter and Joe Lynde, capable of operating these laboratory facilities at Pahrump utilizing their proprietary processes. The personnel and equipment have the present capacity to produce up to 10 ounces of precious metals per day.

               e) They have the right to enter into this Agreement and commit the use of the Pahrump facilities and personnel to this Agreement.

               f) Ardoin and Howard Sadlier, an associate of Ardoin's, have good and sufficient title to five (5) lode claims to the Wikieup ore material, each claim consisting of 20 acres, which claims have been designated by Ardoin and agreed to by Can-Cal. Ardoin represents and warrants that all necessary payments have been made and/or all work obligations have been performed, so that the claims are currently in good standing with the Bureau of Land Management ("BLM"). Those claims are attached to Exhibit A hereto.

               g) Ardoin has good and sufficient title to one placer claim covering 160 acres of the Rose ore deposit. Ardoin warrants that the claim is in good standing and is included on Exhibit A hereto.

               h) All proposed operations contemplated by this Agreement will be in full compliance with all federal, state and municipal laws, regulations, permits and rules.

        3.     The Can-Cal Loan. Delivery of Promissory Note and Wikieup Claims
               ----------------------------------------------------------------

               Based on the representations and warranties as set forth in paragraph 1. hereof, Can-Cal hereby agrees to loan to Cameron Miller, personally, $48,000 for the sole purposes of conducting smelting and processing operations on Can-Cal's Wikieup ore material and Can-Cal's volcanic cinder material. Can-Cal shall loan Miller $12,000 each week for four consecutive weeks.

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               Upon the initial loan of $12,000 from Can-Cal to Miller,

               a) Ardoin will deliver to Can-Cal as collateral in the form of a fully executed quitclaim deed to the first Wikieup claim listed on Exhibit A, which Can-Cal shall have the right to record and have reissued in Can-Cal's name.

               b) Miller will deliver a Promissory Note(s) for the full $12,000 to Can-Cal. The promissory note shall not bear interest but shall be due 120 days after delivery to Can-Cal; the form of promissory note is Exhibit B hereto. Miller shall issue to Can-Cal similar notes for each $12,000 loan upon receipt of the funds by Miller.

               c) Miller and Ardoin agree that Can-Cal will own the above Wikieup claim free of any claim by Ardoin, Sadlier, or Miller unless Can-Cal fails to exercise their option and Miller repays the loan within 60 days of Can-Cal's decision not to exercise its option to continue this Agreement. Upon repayment of this loan within the 60-day period, Can-Cal agrees to return the claim by fully executing a quitclaim deed to Ardoin and Howard Sadlier.

        4.  Obligations of Miller and Ardoin During the Initial Four Week Period
            --------------------------------------------------------------------

               a) During the initial four-week period, Miller and Ardoin shall continue testing Can-Cal's Wikieup ore material and shall also test Can-Cal's volcanic cinders material and use their best efforts to extract any precious metals that may be contained in those materials. Miller and Ardoin will use their best efforts to assist in the smelting and processing of Can-Cal's Wikieup material and the volcanic cinders at the Pahrump facility or such other facility as may be agreed upon by Can-Cal, Miller and Ardoin.

               b) Can-Cal will deliver such amount of volcanic cinders to the Pahrump facility as may be required for smelting and/or processing. Can-Cal shall also deliver to the Pahrump facility such amount of its Wikieup material as may be required for smelting and processing or, at its option, may choose to utilize any Wikieup material at Pahrump, which shall be deemed to belong to Can-Cal.

               c) Miller and Ardoin agree to pay all the expenses of operating the Pahrump facility, Including the salary of Daryl Freter and Joe Linde, as well as all out-of-pocket expenses required for the operation of the Pahrump facility from the Can-Cal loans. Miller and Ardoin represent that the $10,000 a week during the first four weeks will be sufficient to pay all out-of-pocket expenses required for the operation of the Pahrump facility to determine whether or not precious metals are able to be extracted from the Wikieup material and the volcanic cinders material.


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               d)     Miller and Ardoin will  direct any revenue  from the first processing circuit that is completed during the first four weeks to whoever it sees fit. Can- Cal will not receive any of this revenue.

               e) The proposed "100 ounce per day" processing circuit will be funded by Can-Cal and this operation will be subject to the profit-sharing conditions of this Agreement.

               f) The four-week period will begin on the day after this document is signed and the first portion of the loan is delivered to Miller.

        5.     Can-Cal's Option

               a) At the end of the initial four-week period, in the event that Can-Cal is, in its sole discretion, satisfied with the extraction results, Can-Cal shall have the option to elect to continue this Agreement.

               b) Can-Cal shall have a period of 60 days, beginning on the last day of the initial four week period, in which to exercise its option. If Can-Cal exercises its option, it shall issue to Miller and Ardoin 400,000 shares of its common stock, par value of $.001 as further consideration for the acquisition of their proprietary smelting process and solvent extraction process. Those shares, if and when issued, will be restricted securities and subject to federal and state securities laws. Miller and Ardoin will be required, as a condition of issuance of those shares, to execute appropriate documentation acknowledging and agreeing to the limitations imposed on the resale of those shares by all applicable laws.

               c) In the event that Can-Cal exercises its option, Miller and Ardoin will deliver to Can-Cal a full and complete detailed description and explanation of their proprietary smelting process and their proprietary solvent extraction process (subject to adjustments arising from the continuing development). Miller and Ardoin represent that upon delivery of the processes to Can-Cal, Can-Cal will own rights to those processes and have the full and complete legal ability to utilize those processes in any manner they deem fit without claims made by other persons. Miller and Ardoin hereby agree to indemnify Can-Cal against any and all claims from other persons claiming an interest in the ownership of those processes or in any way attempting to interfere with Can-Cal's complete use and enjoyment of those processes. Can-Cal's rights to those processes are subject only to the conditions of this Agreement.

               d) As further consideration for the issuance of those shares, Ardoin and Howard Sadlier will deliver to Can-Cal fully executed quitclaim deeds for the four Wikieup claims listed on Exhibit A which were not delivered as collateral for the Can-Cal loan. Can-Cal shall retain ownership of the one claim initially transferred to it.

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               e)     As further consideration for the issuance of those shares,
                      Ardoin will deliver to Can-Cal a fully executed quitclaim deed for one placer claim for the Rose ore deposit as listed on Exhibit A.

               f) If Can-Cal exercises its option it shall have the right, in its sole discretion, to build a facility capable of producing 100 ounces of precious metals per day at Pahrump or such location as it deems suitable.

               g) It is anticipated that Miller and Ardoin will operate Can-Cal's facility. That smelting and processing operation shall have a proposed capacity of 100 ounces of precious metals per day. In the event Can-Cal exercises this option, Miller and Ardoin will attempt to make available to Can-Cal a portion of the Building No. 2 in the Pahrump facility and will use their best efforts to obtain the necessary permits and bonding to enable Can-Cal to utilize that facility for the purpose of smelting and processing materials for the production of precious metals.

               h) As further consideration for the exercise of the option, Can-Cal will issue to Volcana Technology (owned by Daryl Freter and Joseph Lynde), and B.J. Bouldin, a one percent net processing profits royalty, each, to be paid from net processing profits (as that term is defined by generally accepted accounting principles) whenever the smelting and solvent extraction process is utilized with any and all ores by Can-Cal.

               i) In the event that Can-Cal exercises the option, and determines that the 100-ounce per day facility is able to produce precious metals on an economic basis, it will continue such production on terms and conditions that is, in its sole judgement, deems appropriate. However, Can-Cal has the right to build a facility that has a capacity of 1,000 ounces of precious metals per day and if built, that the 100-ounce per day operation will be moved into this facility.

               j) That all net processing profits from its Wikieup material will be divided 70 percent to Can-Cal and 30% for Miller and Ardoin.

               k) That all net processing profits from its volcanic cinders material, and any other material using the said processes will be divided 92 percent to Can-Cal and 8% for Miller and Ardoin.

               l) Can-Cal will notify Miller and Ardoin in writing, during the 60-day period, that they intend to exercise their option or that they do not intend to exercise their option.

               m) The 60-day period will begin the day after the first four-week period (28 days) ends.



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        7.     Termination

               In the event that Can-Cal does not exercise its option, this Agreement will be terminated and Miller's promissory notes will be due and payable according to their terms and the one claim assigned to Can-Cal as collateral will have a value of $100 for purposes of determining the amount owed by Miller to Can-Cal. In any event, upon Miller repaying in full the loan from Can-Cal, Can-Cal agrees to quitclaim the first Wikieup claim back to Ardoin and Howard Sadlier.

        8.     Arbitration

               In the event any dispute arises between the parties, arising out of this Agreement, the dispute shall be submitted to the American Arbitration Association and shall be heard and resolved in accordance with their arbitration rules for commercial disputes.

                    /s/   Ronald D. Sloan               Dec. 6, 1999
               ------------------------------------   ----------------
               Can-Cal Resources, Ltd.                Date

                   /s/   Cameron G. Miller              Dec. 6, 1999
               ------------------------------------   ----------------
               Cameron G. Miller                      Date


                   /s/   James R. Ardoin                 Dec. 6, 1999
               ------------------------------------   -----------------
               James R. Ardoin                        Date




















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EXHIBIT A

THIS IS A LISTING OF CLAIMS OWNED BY ARDOIN AND HOWARD SADLIER OR ONLY ARDOIN THAT ARE AVAILABLE FOR QUITCLAIM AND TRANSFER TO CAN-CAL ACCORDING TO THE TERMS AND CONDITIONS OF THE ATTACHED AGREEMENT BETWEEN CAN-CAL, ARDOIN AND MILLER DATED DECEMBER 6,1999.

1 CLAIM AS COLLATERAL FOR $48,000 LOAN     PARAGEAPH - 3. a)
------------------------------------------------------------


     20 ACRE WIKIEUP CLAIM "BROWN DERBY 25" -  LODE - AMC#335708


5 CLAIMS IN EXCHANGE FOR SHARES             PARAGRAPH - 5. d) &  e)
------------------------------------------------------------------

    20 ACRE  WIKIEUP  CLAIM  "BROWN  DERBY 24" - LODE--  AMC#335707  20 ACRE
    WIKIEUP CLAIM "J.S. 1" LODE - AMC#340648 20 ACRE WIKIEUP CLAIM "OLD TIMER 3" - LODE - AMC#331609 20 ACRE WIKIEUP CLAIM "OLD TIMER 13" - LODE -- AMC#331619 160 ACRE ROSE CLAIM "JBT" - PLACER - - AMC#342780

                         * * * * * * * * * * * * * * * *



















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